EXHIBIT 5.1
January 11, 2018
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005

Re:    Alimera Sciences, Inc. (the “Company”) Registration Statement on Form S-8 for 2,079,773 shares of Common Stock

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of (i) 2,000,000 shares of Common Stock (the “Incentive Plan Shares”) issuable in the aggregate under the 2010 Equity Incentive Plan (the “Incentive Plan”) and (ii) 79,773 shares of Common Stock (the “Purchase Plan Shares”) issuable under the 2010 Employee Stock Purchase Plan, as amended (the “Purchase Plan”). The Incentive Plan Shares and the Purchase Plan Shares are collectively referred to as the “Shares”.

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the provisions of the Incentive Plan or the Purchase Plan (as applicable), and in accordance with the Registration Statement, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP